Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - April 2010

Series Deal Size Expected Maturity		2003-4 $725MM 10/15/2013
Yield *		18.12%
Less:	Coupon	0.61%
	Servicing Fee	1.50%
	Net Credit Losses	9.22%
Excess Spread :
	April-10	6.79%
	March-10	9.73%
	February-10	5.69%
Three Month Average Excess Spread		7.40%

Delinquency:
	30 to 59 Days	1.13%
	60 to 89 Days	1.01%
	90+ Days	2.44%
	Total	4.58%
Principal Payment Rate		17.34%

*	Yields for the February, March, and April 2010 Monthly Periods reflect an increase in finance charge collections due to a change in the allocation of payments as a result of the implementation of the Credit CARD Act of 2009.